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                                                                   EXHIBIT 11.1


                                HARCOURT GENERAL, INC. AND SUBSIDIARIES

                                           OCTOBER 31, 1996

                                         EXHIBIT TO FORM 10-K


COMPUTATION OF AVERAGE NUMBER OF SHARES OUTSTANDING USED IN DETERMINING PRIMARY AND FULLY
DILUTED EARNINGS PER SHARE


(In thousands)                                         1996        1995        1994

PRIMARY

1.    Weighted average number of
      Common shares outstanding                      71,277      75,006      77,802

2.    Assumed conversion of Series A
      Cumulative Convertible Preferred Stock          1,292       1,480       1,677

3.    Assumed exercise of certain stock
      options based on average market value
      during the year                                   201         278         330

4.    Weighted average number of shares used
      in primary per share computations              72,770      76,764      79,809


FULLY DILUTED (A)

1.    Weighted average number of
      Common shares outstanding                      71,277      75,006      77,802

2.    Assumed exercise of Series A
      Cumulative Convertible Preferred Stock          1,292       1,480       1,677

3.    Assumed exercise of certain stock
      options based on market value
      at October 31                                     202         291         340

4.    Weighted average number of shares used
      in primary per share computations              72,771      76,777      79,819






(A)   This calculation is submitted in accordance with Securities Exchange Act of 1934 Release
      No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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